Exhibit 99.1

Investor Contact:  Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
SECOND QUARTER 2011 RESULTS

●	Portfolio same-center net operating income for the second quarter 2011 improved 1.4% over the prior-year period, excluding lease termination fees.
●	Reported FFO per diluted share of $0.49 for the second quarter 2011 compared with $0.36 for the prior-year period.
●	Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the second quarter 2011 increased 5.4%.
●	Portfolio occupancy increased 100 basis points to 90.6% as of June 30, 2011, compared with the prior-year period.

CHATTANOOGA, Tenn. (August 2, 2011) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the second quarter ended June 30, 2011.  A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Funds from Operations (“FFO”) allocable to common shareholders for the second quarter 2011 was $72,005,000, or $0.49 per diluted share, compared with $49,876,000, or $0.36 per diluted share, for second quarter 2010.  FFO of the operating partnership for the second quarter 2011 was $92,397,000 compared with $68,643,000 for the prior-year period. FFO for the second quarter 2011 included non-cash impairments of real estate of $2,256,000, net of taxes, related to a development property in Pittsburgh, compared with a non-cash impairment of $25,435,000 in the second quarter 2010.

Net income attributable to common shareholders for the second quarter 2011 was $9,782,000, or $0.07 per diluted share, compared with net loss of $7,242,000, or a $0.05 loss per diluted share for the second quarter 2010.  Net income for the second quarters of 2011 and 2010 were impacted by non-cash impairments of real estate recorded in each period.

 “The strong operating momentum in our portfolio continued through the second quarter and underscores the positive outlook for our business,” said Stephen Lebovitz, CBL’s president and chief executive officer. “We are gaining greater traction on the leasing front with improved leasing spreads, occupancy and year-over-year growth in same-center NOI. Retailer store-opening plans remain healthy – a theme we heard at both ICSC and our annual leasing event in Chattanooga.  The enhanced demand for space is supporting more favorable lease negotiations.

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CBL Reports Second Quarter Results

August 2, 2011

“The $1.1 billion joint venture we announced during the second quarter with TIAA-CREF signaled confidence in our company from one of the industry’s largest and most respected investors, enabling us to reduce debt by $480 million and create an avenue for future growth with a proven partner. We have made further strides in enhancing our capital structure with last month’s term extensions and lower interest rates on our three major credit facilities. Our financial flexibility is now allowing us to increasingly focus on new growth opportunities such as The Outlet Shoppes in Oklahoma City that will open this week 98% leased/committed.”

HIGHLIGHTS

▪
Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the second quarter 2011 increased 5.4%.  Same-store sales per square foot for mall tenants 10,000 square feet or less for stabilized malls for the rolling twelve months ended June 30, 2011, increased 3.6% to $328 per square foot compared with $316 per square foot in 2010.

▪
Same-center net operating income (“NOI”), excluding lease termination fees, for the quarter ended June 30, 2011, increased 1.4% compared with a decline of 3.3% for the prior-year period. Same-center NOI, excluding lease terminations fees, for the six months ended June 30, 2011, increased 0.9% compared with a decline of 2.2% for the prior-year period.

▪
Consolidated and unconsolidated variable rate debt of $1,264,328,000 represented 13.0% of the total market capitalization for the Company and 22.1% of the Company's share of total consolidated and unconsolidated debt as of June 30, 2011.  This compares favorably to variable rate debt in the prior year period of 18.3% of total market capitalization and 26.8% of the Company’s share of total consolidated and unconsolidated debt as of June 30, 2010.

PORTFOLIO OCCUPANCY
	June 30,
	2011	2010
Portfolio occupancy	90.6%	89.6%
Mall portfolio	90.4%	89.8%
Stabilized malls	90.5%	90.1%
Non-stabilized malls	85.2%	76.9%
Associated centers	91.2%	91.9%
Community centers	91.9%	86.4%

JOINT VENTURE ACTIVITY
During the second quarter CBL and TIAA-CREF announced a $1.09 billion real estate joint venture to invest in market dominant shopping malls. TIAA-CREF will invest in four of CBL’s malls: Oak Park Mall in Kansas City, KS; West County Center in St. Louis, MO; CoolSprings Galleria in Nashville, TN; and Pearland Town Center in Pearland, TX.

TIAA-CREF will receive a 50% pari passu interest in the three enclosed malls, including Oak Park Mall, West County Center and CoolSprings Galleria, in addition to a 12% interest in Pearland Town Center.  In total, CBL will reduce its outstanding debt by $480 million through approximately $220 million in cash proceeds and approximately $268 million of property-specific debt assumed by TIAA-CREF.  CBL will continue to manage and lease the properties.  CBL anticipates closing on the transaction during the third quarter 2011.

FINANCING ACTIVITY
Subsequent to the quarter end, CBL announced that it had closed the modification of its three major secured credit facilities with aggregate capacity of $1.15 billion including its $520 million, $525 million and its $105 million secured credit facilities.  Outstanding balances on all three lines of credit will no longer be subject to a LIBOR floor and will

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CBL Reports Second Quarter Results

August 2, 2011

bear interest at an annual rate equal to LIBOR plus a range of 200 to 300 basis points, depending on the Company’s leverage ratio. The reduction in interest rates represents a more than 200 basis point improvement in average borrowing cost for the facilities.

The maturity of the $520 million facility remains August 2011, with an option to extend the facility to April 2014.  The maturity of the $525 million facility was extended by two years, from February 2012 to February 2014, with an option to extend the maturity for one additional year to February 2015.   The maturity of the $105 million facility was extended for one year to June 2013.

OUTLOOK AND GUIDANCE
Based on second quarter results and today’s outlook, the Company is reiterating 2011 FFO guidance of $2.07 - $2.12 per share, which assumes that the joint venture with TIAA-CREF closes during the third quarter.  The full-year guidance also assumes $4.5 million to $5.5 million of outparcel sales and same-center NOI growth in the range of (0.5%) to 1.0%, excluding the impact of lease termination fees from both applicable periods.  The guidance excludes the impact of any future unannounced acquisitions or dispositions.  The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$0.45	$0.50
Adjust to fully converted shares from common shares	(0.10)	(0.11)
Expected earnings per diluted, fully converted common share	0.35	0.39
Add: depreciation and amortization	1.62	1.62
Add: noncontrolling interest in earnings of Operating Partnership	0.10	0.11
Expected FFO per diluted, fully converted common share	$2.07	$2.12

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. EDT on Wednesday, August 3, 2011, to discuss its second quarter results.  The number to call for this interactive teleconference is (212) 231-2900.  A seven-day replay of the conference call will be available by dialing (402) 977-9140 and entering the passcode 21515944.  A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., second quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online web simulcast and rebroadcast of its 2011 second quarter earnings release conference call.  The live broadcast of the quarterly conference call will be available online at cblproperties.com on Wednesday, August 3, 2011, beginning at 11:00 a.m. EDT.  The online replay will follow shortly after the call and continue through August 10, 2011.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 157 properties, including 85 regional malls/open-air centers. The properties are located in 26 states and total 84.9 million square feet including 3.4 million square feet of non-owned shopping centers managed for third parties. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures

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CBL Reports Second Quarter Results

August 2, 2011

and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure. The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures.  The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership.  The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to its common shareholders.

In the reconciliation of net income attributable to the Company's common shareholders to FFO allocable to its common shareholders, located at the end of this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its operating partnership in order to arrive at FFO of its operating partnership.  The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

During the first and second quarters of 2011 and the second quarter of 2010, the Company recorded losses on impairment of certain of its real estate assets. Considering the significance and nature of the impairments, the Company believes that it is important to identify the impact of the change on its FFO measures for a reader to have a complete understanding of the Company’s results of operations. Therefore, the Company has also presented its FFO measures excluding these impairment charges.

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers.  The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties.  The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies.  A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances

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CBL Reports Second Quarter Results

August 2, 2011

when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity.  A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K, and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included therein, for a discussion of such risks and uncertainties.
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CBL Reports Second Quarter Results

August 2, 2011
CBL & Associates Properties, Inc.
 Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES:
Minimum rents	$169,081	$166,704	$340,765	$332,436
Percentage rents	2,078	2,138	5,854	6,078
Other rents	4,583	4,546	9,591	9,085
Tenant reimbursements	77,179	75,430	154,164	154,006
Management, development and leasing fees	1,568	1,601	2,905	3,307
Other	8,597	7,234	17,957	14,471
Total revenues	263,086	257,653	531,236	519,383

OPERATING EXPENSES:
Property operating	36,054	36,472	76,250	74,192
Depreciation and amortization	72,111	68,772	140,092	139,221
Real estate taxes	25,401	24,502	49,681	49,120
Maintenance and repairs	14,067	13,191	30,099	28,633
General and administrative	11,241	10,321	23,041	21,395
Loss on impairment of real estate	4,457	-	4,457	-
Other	7,046	6,415	15,349	13,116
Total operating expenses	170,377	159,673	338,969	325,677
Income from operations	92,709	97,980	192,267	193,706
Interest and other income	612	948	1,157	1,999
Interest expense	(70,915)	(72,494)	(139,128)	(144,874)
Gain on extinguishment of debt	-	-	581	-
Gain (loss) on sales of real estate assets	(62)	1,149	747	2,015
Equity in earnings of unconsolidated affiliates	1,455	409	3,233	948
Income tax benefit	4,653	1,911	6,423	3,788
Income from continuing operations	28,452	29,903	65,280	57,582
Operating income (loss) of discontinued operations	977	(25,386)	28,043	(25,862)
Gain on discontinued operations	103	-	117	-
Net income	29,532	4,517	93,440	31,720
Net (income) loss attributable to noncontrolling interests in:
Operating partnership	(2,752)	2,723	(13,203)	(1,387)
Other consolidated subsidiaries	(6,404)	(6,124)	(12,542)	(12,261)
Net income attributable to the Company	20,376	1,116	67,695	18,072
Preferred dividends	(10,594)	(8,358)	(21,188)	(14,386)
Net income (loss) attributable to common shareholders	$9,782	$(7,242)	$46,507	$3,686

Basic per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.06	$0.08	$0.17	$0.16
Discontinued operations	0.01	(0.13)	0.14	(0.13)
Net income (loss) attributable to common shareholders	$0.07	$(0.05)	$0.31	$0.03
Weighted average common shares outstanding	148,356	138,068	148,214	138,018

Diluted earnings per share data attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$0.06	$0.08	$0.17	$0.16
Discontinued operations	0.01	(0.13)	0.14	(0.13)
Net income (loss) attributable to common shareholders	$0.07	$(0.05)	$0.31	$0.03
Weighted average common and potential dilutive common shares outstanding	148,398	138,112	148,262	138,059

Amounts attributable to common shareholders:
Income from continuing operations, net of preferred dividends	$8,941	$11,203	$24,574	$22,475
Discontinued operations	841	(18,445)	21,933	(18,789)
Net income (loss) attributable to common shareholders	$9,782	$(7,242)	$46,507	$3,686

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CBL Reports Second Quarter Results

August 2, 2011

The Company's calculation of FFO allocable to its shareholders is as follows:
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income (loss) attributable to common shareholders	$9,782	$(7,242)	$46,507	$3,686
Noncontrolling interest in income (loss) of operating partnership	2,752	(2,723)	13,203	1,387
Depreciation and amortization expense of:
Consolidated properties	72,111	68,772	140,092	139,221
Unconsolidated affiliates	8,597	8,486	14,112	15,371
Discontinued operations	-	1,880	86	3,443
Non-real estate assets	(589)	(219)	(1,227)	(438)
Noncontrolling interests' share of depreciation and amortization	(153)	(311)	(302)	(456)
Gain on discontinued operations	(103)	-	(117)	-
Funds from operations of the operating partnership	92,397	68,643	212,354	162,214
Net loss on impairment of real estate, net of tax benefit	2,256	25,435	5,002	25,435
Funds from operations of the operating partnership, excluding loss on impairment of real estate	$94,653	$94,078	$217,356	$187,649

Funds from operations per diluted share	$0.49	$0.36	$1.12	$0.85
Net loss on impairment of real estate, net of tax benefit (1)	0.01	0.13	0.02	0.14
Funds from operations, excluding loss on impairment of real estate, per diluted share	$0.50	$0.49	$1.14	$0.99
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	190,415	190,061	190,338	190,008

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:
Funds from operations of the operating partnership	$92,397	$68,643	$212,354	$162,214
Percentage allocable to common shareholders (2)	77.93%	72.66%	77.89%	72.65%
Funds from operations allocable to Company shareholders	$72,005	$49,876	$165,403	$117,848

Funds from operations of the operating partnership, excluding loss on impairment of real estate	$94,653	$94,078	$217,356	$187,649
Percentage allocable to common shareholders (2)	77.93%	72.66%	77.89%	72.65%
Funds from operations allocable to Company shareholders, excluding loss on impairment of real estate	$73,763	$68,357	$169,299	$136,327

(1)	Diluted per share amounts presented for reconciliation purposes may differ from actual diluted per share amounts due to rounding.
(2)
Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operating partnership units outstanding on page 9.

SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$641	$1,617	$2,239	$2,148
Lease termination fees per share	$-	$0.01	$0.01	$0.01

Straight-line rental income	$603	$1,490	$1,685	$2,806
Straight-line rental income per share	$-	$0.01	$0.01	$0.01

Gains on outparcel sales	$1,184	$1,828	$1,993	$2,644
Gains on outparcel sales per share	$0.01	$0.01	$0.01	$0.01

Net amortization of acquired above- and below-market leases	$678	$724	$1,206	$1,562
Net amortization of acquired above- and below-market leases per share	$-	$-	$0.01	$0.01

Net amortization of debt premiums (discounts)	$604	$1,268	$1,357	$2,930
Net amortization of debt premiums (discounts) per share	$-	$0.01	$0.01	$0.02

Income tax benefit	$4,653	$1,911	$6,423	$3,788
Income tax benefit per share	$0.02	$0.01	$0.03	$0.02

Loss on impairment of real estate from continuing operations	$(4,457)	$-	$(4,457)	$-
Loss on impairment of real estate from continuing operations per share	$(0.02)	$-	$(0.02)	$-

(Loss) on impairment of real estate from discontinued operations	$507	$(25,435)	$(2,239)	$(25,435)
(Loss) on impairment of real estate from discontinued operations per share	$-	$(0.13)	$(0.01)	$(0.13)

Gain on extinguishment of debt from discontinued operations	$-	$-	$32,015	$-
Gain on extinguishment of debt from discontinued operations per share	$-	$-	$0.17	$-

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CBL Reports Second Quarter Results

August 2, 2011

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net income attributable to the Company	$20,376	$1,116	$67,695	$18,072

Adjustments:
Depreciation and amortization	72,111	68,772	140,092	139,221
Depreciation and amortization from unconsolidated affiliates	8,597	8,486	14,112	15,371
Depreciation and amortization from discontinued operations	-	1,880	86	3,443
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(153)	(311)	(302)	(456)
Interest expense	70,915	72,494	139,128	144,874
Interest expense from unconsolidated affiliates	8,658	8,503	14,460	15,731
Interest expense from discontinued operations	-	847	178	1,927
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(256)	(379)	(500)	(613)
Abandoned projects expense	51	260	51	359
(Gain) loss on sales of real estate assets	62	(1,149)	(747)	(2,015)
Gain on sales of real estate assets of unconsolidated affiliates	(1,246)	(679)	(1,246)	(629)
Gain on extinguishment of debt	-	-	(581)	-
Gain on extinguishment of debt from discontinued operations	-	-	(31,434)	-
Writedown of mortgage note receivable	-	-	1,500	-
Loss on impairment of real estate	4,457	-	4,457	-
Loss on impairment of real estate from discontinued operations	(507)	25,435	2,239	25,435
Income tax benefit	(4,653)	(1,911)	(6,423)	(3,788)
Net income (loss) attributable to noncontrolling interest in earnings of operating partnership	2,752	(2,723)	13,203	1,387
Gain on discontinued operations	(103)	-	(117)	-
Operating partnership's share of total NOI	181,061	180,641	355,851	358,319
General and administrative expenses	11,241	10,321	23,041	21,395
Management fees and non-property level revenues	(7,961)	(4,942)	(10,466)	(8,623)
Operating partnership's share of property NOI	184,341	186,020	368,426	371,091
Non-comparable NOI	(2,331)	(5,521)	(3,676)	(9,736)
Total same-center NOI	$182,010	$180,499	$364,750	$361,355
Total same-center NOI percentage change	0.8%		0.9%

Total same-center NOI	$182,010	$180,499	$364,750	$361,355
Less lease termination fees	(491)	(1,477)	(2,044)	(1,987)
Total same-center NOI, excluding lease termination fees	$181,519	$179,022	$362,706	$359,368

Malls	$163,265	$161,287	$325,365	$324,191
Associated centers	8,021	7,828	16,207	15,577
Community centers	4,770	4,186	9,945	8,151
Offices and other	5,463	5,721	11,189	11,450
Total same-center NOI, excluding lease termination fees	$181,519	$179,022	$362,706	$359,369

Percentage Change:
Malls	1.2%		0.4%
Associated centers	2.5%		4.0%
Community centers	14.0%		22.0%
Office and other	-4.5%		-2.3%
Total same-center NOI, excluding lease termination fees	1.4%		0.9%

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CBL Reports Second Quarter Results

August 2, 2011

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)
	As of June 30, 2011
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,079,044	$1,115,053	$5,194,097
Noncontrolling interests' share of consolidated debt	(15,554)	(928)	(16,482)
Company's share of unconsolidated affiliates' debt	395,222	150,203	545,425
Company's share of consolidated and unconsolidated debt	$4,458,712	$1,264,328	$5,723,040
Weighted average interest rate	5.64%	2.59%	4.97%

	As of June 30, 2010
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,009,395	$1,446,472	$5,455,867
Noncontrolling interests' share of consolidated debt	(24,850)	(928)	(25,778)
Company's share of unconsolidated affiliates' debt	422,013	167,576	589,589
Company's share of consolidated and unconsolidated debt	$4,406,558	$1,613,120	$6,019,678
Weighted average interest rate	5.90%	2.75%	5.06%

Debt-To-Total-Market Capitalization Ratio as of June 30, 2011
(In thousands, except stock price)
	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	190,378	$18.13	$3,451,553
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	1,815	250.00	453,750
Total market equity			4,020,303
Company's share of total debt			5,723,040
Total market capitalization			$9,743,343
Debt-to-total-market capitalization ratio			58.7%

(1)
Stock price for common stock and operating partnership units equals the closing price of the common stock on June 30, 2011. The stock prices for the preferred stocks represent the liquidation preference of each respective series.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
2011:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	148,356	148,398	148,214	148,262
Weighted average operating partnership units	42,017	42,017	42,076	42,076
Weighted average shares- FFO	190,373	190,415	190,290	190,338

2010:
Weighted average shares - EPS	138,068	138,112	138,018	138,059
Weighted average operating partnership units	51,949	51,949	51,949	51,949
Weighted average shares- FFO	190,017	190,061	189,967	190,008

Dividend Payout Ratio
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Weighted average cash dividend per share	$0.21913	$0.22690	$0.44947	$0.45796
FFO per diluted, fully converted share	$0.49	$0.36	$1.12	$0.85
Dividend payout ratio	44.7%	63.0%	40.1%	53.9%

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CBL Reports Second Quarter Results

August 2, 2011

Consolidated Balance Sheets
(Unaudited; in thousands, except share data)
	As of
	June 30, 2011	December 31, 2010
ASSETS
Real estate assets:
Land	$926,198	$928,025
Buildings and improvements	7,543,765	7,543,326
	8,469,963	8,471,351
Accumulated depreciation	(1,838,515)	(1,721,194)
	6,631,448	6,750,157
Developments in progress	198,590	139,980
Net investment in real estate assets	6,830,038	6,890,137
Cash and cash equivalents	47,891	50,896
Receivables, net of allowances:
Tenant	72,349	77,989
Other	12,579	11,996
Mortgage and other notes receivable	26,388	30,519
Investments in unconsolidated affiliates	180,443	179,410
Intangible lease assets and other assets	275,909	265,607
	$7,445,597	$7,506,554

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness	$5,194,097	$5,209,747
Accounts payable and accrued liabilities	293,164	314,651
Total liabilities	5,487,261	5,524,398
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	35,306	34,379
Redeemable noncontrolling preferred joint venture interest	423,776	423,834
Total redeemable noncontrolling interests	459,082	458,213
Shareholders' equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 1,815,000 shares outstanding	18	18
Common stock, $.01 par value, 350,000,000 shares authorized, 148,361,580 and 147,923,707 issued and outstanding in 2011 and 2010, respectively	1,484	1,479
Additional paid-in capital	1,658,149	1,657,507
Accumulated other comprehensive income	7,665	7,855
Accumulated deficit	(382,322)	(366,526)
Total shareholders' equity	1,284,999	1,300,338
Noncontrolling interests	214,255	223,605
Total equity	1,499,254	1,523,943
	$7,445,597	$7,506,554

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